Exhibit 4.21

English Translations for Reference

SUPPLEMENTARY AGREEMENT

Party A: CISG Holdings Ltd., a limited liability company organized under the laws of British Virgin Islands.

Party B: __________, a citizen of the People’s Republic of China, with ID number _________.

Party C: Fanhua Employees Holdings Limited, a limited liability company organized under the laws of British Virgin Islands.

WHEREAS:

1)	A Loan Agreement was entered into among Party A, Party B and Party C on ___________;

2)	Fanhua Inc. announced a share buyback program on ___________, and adjusted the subscription price for shares of the Company under its “521 Development Plan” to US$27.38 per American Depository Shares (“ADR”) according to the results of the share buyback program.

NOW THEREFORE, Party A, Party B and Party C hereby enter into the Supplementary Agreement on January 10, 2019 to amend certain terms of the Loan Agreement as follows:

1.	Article 2 of the Whereas Clause in the Loan Agreement shall be amended as: Party B intends to subscribe for_________ ordinary shares (the “Shares) of Fanhua Inc. at a price of US$ 27.38 per American Depositary Receipt (“ADR”, one ADR representing 20 ordinary shares), for a total of US$ _________ (“Subscription Price”). Party B entrusts Party C to subscribe and hold the shares on his or her behalf;

2.	Article 2 of the Loan Agreement shall be amended as: Party A agrees to provide Party B with a loan in an aggregate principle amount of US$______, representing 90% of the Subscription Price. The annual interest rate is 8% and the interests shall be calculated based on the actual borrowing period. Party A will directly transfer the loan to the account designated by Party C for the purpose of subscribing for the Shares under the instruction of Party B

The above amendments shall take effect immediately from the date of signing of this Supplementary Agreement. This Supplementary Agreement together with the document and its appendix referenced hereto constitutes the full and complete agreement and replaces all previous commitments and agreements related thereto.

[No text below]

IN WITNESS WHEREOF, all parties have entered into this Agreement as of the date first above written.

Party A: CISG Holdings Ltd.

Chop:

Party B: __________________________

Signature:_________________________

Party C: Fanhua Employees Holdings Limited

Chop:_______________________________